EXHIBIT 10.8

Employment Agreement for James D. Cirar

                    THIS EMPLOYMENT AGREEMENT made effective as of the 2nd day of August, 2004 (the “Effective Date”), between Transportation Technologies Industries, Inc., a Delaware corporation (the “Company”), and James D. Cirar (the “Executive”);

WITNESSETH THAT:

                    WHEREAS, the Company, through its wholly-owned subsidiaries, is engaged in the business of manufacturing equipment for the transportation industry, including wheel-end components and air suspension and static seating for medium and heavy-duty trucks, body and chassis components for heavy duty trucks, and complex iron castings for a variety of industries including trucking, automotive, agricultural, construction and industrial machinery (such business hereinafter referred to as the “Business”); and

                    WHEREAS, the Executive, as a result of training, expertise and personal application over the years, has acquired and will continue to acquire considerable and unique expertise and knowledge that are of substantial value to the Company in the conduct, management and operation of the Business, and the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel; and

                    WHEREAS, the Executive currently serves as Executive Vice President and a Director of the Company, and the Company desires to continue the employment and service of the Executive as Executive Vice President, and is willing to provide the Executive with certain benefits in the event of the termination of the Executive’s employment with the Company; and

                    WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control (as defined below); and

                    WHEREAS, the Company and the Executive entered into an Employment Agreement dated January 28, 2000, as amended March 9, 2000 (the “Prior Employment Agreement”), and the Company and the Executive desire to continue the employment relationship by entering into this Employment Agreement;

                    NOW THEREFORE, in consideration of the continued employment of the Executive by the Company and the benefits to be derived by the Executive hereunder, and of the Executive’s agreement to continued employment by the Company as provided herein, the parties mutually agree as follows:

     1.     Employment; Prior Employment Agreement.

                    (a)     The parties hereto agree, effective as of the date hereof, to terminate the Prior Employment Agreement, and agree that, following termination of the Prior Employment

Agreement, there shall be no liability on the part of either party hereto with respect to the Prior Employment Agreement.

                    (b)     The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

     2.     Term. The employment of the Executive by the Company pursuant to this Agreement will continue as of the date hereof (the “Effective Date”) and shall expire on the third anniversary of the Effective Date (the “Term”), unless extended as set forth below or otherwise terminated pursuant to the provisions of this Agreement; provided, however, that on the second anniversary of the Effective Date and on each anniversary thereafter, the Term shall automatically be extended for one year unless, not later than 90 days prior to such anniversary, the Executive or the Company shall have given notice in writing to the other that he or it does not wish to extend the Term; and provided further, that if a Change in Control shall have occurred during the Term, this Agreement shall continue in effect and the Term shall be extended until at least the later of the second anniversary of such Change in Control or, if such Change in Control shall be caused by the consummation of a merger or consolidation described in Section 6(d)(iii)(C) hereof, the second anniversary of the consummation of such merger or consolidation.

     3.     Position and Duties. The Executive shall serve as Executive Vice President and shall have such responsibilities, duties and authority as are customarily associated with such offices, including but not limited to, those he may have as of the Effective Date. The Executive shall devote all of his normal and regular business time and attention to the performance of his duties in such capacities except as otherwise set forth herein. The Executive may devote reasonable time to supervision of personal investments and professional, charitable, educational, religious and similar types of activities, speaking engagements and membership on other boards of directors, so long as, taken as a whole, such activities do not interfere with the performance of his duties hereunder and do not conflict with Section 10 of this Agreement; provided that the Executive may not serve on the board of directors of another company (other than the Company, TMB portfolio companies and any company on whose board the Executive serves as of the Effective Date) without the Board’s written consent. The Executive shall be entitled to keep any amounts paid to him in connection with such activities (e.g., director fees and honoraria).

     4.     Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the offices of the Company in Chicago, Illinois, except for required travel on the Company’s business to the extent consistent with Company practices prior to the Effective Date. The Company shall pay all expenses related to such office facilities to the extent used by, and devoted to the operations of, the Company and its subsidiaries (or comparable office facilities selected by the Executive and approved by the Board), including, without limitation, rent, salaries, equipment, utilities and other operating costs and expenses.

     5.     Compensation and Related Matters. As compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants pursuant to this Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below.

                    (a)     Salary. During the Term of the Executive’s employment hereunder, the Company shall pay to the Executive an annual base salary at a rate of $443,000 (as adjusted in accordance with the provisions hereof, the “Base Salary”) commencing on the first day of the calendar year of the Effective Date or such higher rate as may from time to time be determined by the Board, such salary to be paid in substantially equal installments no less frequently than monthly. The Board, or such committee of the Board as is responsible for setting the compensation of senior executive officers, shall review the Executive’s performance and Base Salary annually in January of each year, and determine whether to adjust the Executive’s Base Salary on a prospective basis. Such adjusted annual salary shall then become the Executive’s “Base Salary” for purposes of this Agreement. The Executive’s Base Salary shall not be reduced.

                    Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company or any of the Company’s subsidiaries or affiliates. The Base Salary shall not in any way limit or reduce any other obligation of the Company hereunder or under any other compensation or benefit plan or agreement under which the Executive is entitled to receive payments or other benefits from the Company or any of the Company’s subsidiaries or affiliates, and no other compensation, benefit or payment hereunder or under any other compensation or benefit plan or agreement under which the Executive is entitled to receive payments or other benefits from the Company shall in any way limit or reduce the obligation of the Company to pay the Base Salary hereunder.

                    (b)     Bonus. During the Term of the Executive’s employment hereunder, the Executive shall participate, in a manner consistent with the Executive’s title, position and responsibilities, in all management incentive plans made generally available to executives of the Company in comparable positions (together, the “Bonus Plans”) at a targeted bonus level, expressed as a percentage of the Base Salary, of (i) 65% for 2004 and (ii) 100% for fiscal years thereafter so long as approved by the Board (the “Target”). The Executive agrees that the actual award of any cash bonus pursuant to a Bonus Plan may, pursuant to the terms of such plan, be subject to the achievement of certain financial goals by the Company and/or certain personal performance goals established for the Executive with respect to any period for which a cash bonus may be paid pursuant to a Bonus Plan (in each case such goals having been established by the Board or a committee thereof no later than the last day of the first month of the fiscal year) and shall be paid to the Executive after the fiscal year end following determination by the Board or a committee thereof of the Company’s achievement of any applicable financial goals or of any personal performance goals established for the Executive (but in any event not later than 120 days after the end of such fiscal year). If the Executive’s employment terminates for any reason other than a termination by the Executive without Good Reason before the end of the second quarter of a fiscal year or a termination by the Company for Cause before the end of a fiscal year, the Company shall pay to the Executive at the time provided in the preceding sentence a lump sum amount, in cash, equal to the difference between (1) a pro rata portion to the Date of Termination of any annual bonus award to the Executive for the uncompleted fiscal year, calculated by multiplying the applicable bonus, if any, that the Executive would have earned for that fiscal year based on the Company’s achievement of any applicable financial goals or of any personal performance goals established for the Executive by a fraction the numerator of which is the number of days the Executive was employed during such fiscal year and the denominator of which is 365, and (2) the amount of any annual bonus award the Company has already paid to the Executive for the uncompleted fiscal year. If the Executive terminates his employment without Good Reason before the end of the second quarter of a fiscal year or the Company terminates the Executive’s employment for Cause before the end of a fiscal year, the Executive will not be entitled to receive any bonus for that fiscal year.

                    (c)     Expenses. During the Term of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses or other out-of-pocket business expenses incurred by the Executive during the Term in fulfilling the Executive’s duties and responsibilities hereunder, including all expenses of travel and living while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                    (d)     Other Benefits and Perquisites. During the Term of the Executive’s employment hereunder:

         (i)     the Executive shall be entitled to participate in or receive benefits under any employee retirement or welfare benefit plan or arrangement made available by the Company at any time during his employment hereunder to its executive employees (collectively, the “Benefit Plans”), including without limitation each qualified or non-qualified retirement, thrift or profit sharing plan, life insurance and accident plan, supplemental pension and life insurance, medical and dental insurance plans, and disability plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; and

         (ii)     the Company shall reimburse the Executive for reasonable expenses of an automobile chosen by the Executive, in an amount of up to one thousand dollars ($1,000) per month as well as automobile insurance, parking and maintenance, according to the Company’s policies and upon the Executive’s presentation of appropriate documentation. The Executive shall also be entitled to all other perquisites the Company gives to its executive employees.

                    Nothing paid to the Executive under any plan, arrangement or perquisite currently in effect or made available in the future shall be deemed to be in lieu of the Base Salary. Any payments or benefits payable to the Executive under this Section 5 in respect of any year during which the Executive is employed by the Company for less than the entire year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed.

                    (e)     Vacations. During his employment hereunder, the Executive shall be entitled to paid vacation in each calendar year, determined in accordance with the Company’s vacation policy. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive employees.

                    (f)     Equity Compensation. The Executive shall be entitled to participate in and receive awards under any equity compensation plan or arrangement made available by the Company to its executive employees at any time during his employment hereunder.

     6.     Termination. The Executive’s employment hereunder may be terminated under the following circumstances:

                    (a)     Death. The Executive’s employment hereunder shall terminate upon his death.

                    (b)     Disability. If, in the written opinion of a qualified physician selected by the Company, the Executive shall become unable to perform his duties hereunder due to physical or mental illness that continues for one year, the Company may terminate the Executive’s employment hereunder.

                    (c)     Cause. The Company may terminate the Executive’s employment hereunder for Cause. The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

         (i)     the willful and continuous neglect or refusal to perform the Executive’s duties or responsibilities, or the willful taking of actions (or willful failures to take actions) that materially impair the Executive’s ability to perform his duties or responsibilities that in each case continues after being communicated in writing to the Executive (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in subsection (e) hereof ); or

         (ii)     any act by the Executive that constitutes gross negligence or willful misconduct in the performance of his duties hereunder, or the conviction of the Executive for any felony, in each case which is materially and manifestly injurious to the Company and which is brought to the attention of the Executive in writing not more than thirty days from the date of its discovery by the Company or the Board.

                    For purposes of this subsection (c), no act, or failure to act, on the Executive’s part shall be considered “willful”, unless done, or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Any act, or failure to act, based upon the direction or instruction of the Board pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, in good faith and in the best interests of the Company absent knowledge by the Executive the contrary. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) written notice to the Executive specifying in detail the specific reasons for the Company’s intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, (3) with respect to actions or inaction specified in paragraph (i) above, a reasonable opportunity for the Executive to cure the action or inaction specified by the Company, and (4) delivery to the Executive of a Notice of Termination, as defined in subsection (e) hereof.

                    (d)     Good Reason.

                    (i)     The Executive may terminate his employment hereunder for Good Reason.

                    (ii)     “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the Date of Termination (as defined in subsection (f) of this Section 6) specified in the Notice of Termination given in respect thereof: (A) a material change in the Executive’s position, duties, responsibilities (including reporting responsibilities) or authority (except during periods when the Executive is unable to perform all or substantially all of the Executive’s duties and/or responsibilities on account of the Executive’s illness (either physical or mental) or other incapacity), which, in the Executive’s reasonable judgment, represent an adverse change, (B) a reduction in either the Executive’s annual rate of Base Salary or level of participation in any Bonus Plans for which he is eligible under Section 5(b) hereof, (C) failure to provide facilities or services that are suitable as determined by the Board to the Executive’s position and adequate for the performance of the Executive’s duties and responsibilities, including the failure to maintain the Chicago office (or comparable office facilities so long as the Executive does not have to relocate outside the city of Chicago, Illinois), without the prior written consent of the Executive, (D) any purported termination by the Company of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (e) of this Section 6 (and for purposes of this Agreement no such purported termination shall be effective), or (E) failure of any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to become liable for the performance of this Agreement by assumption pursuant to Section 12 of this Agreement or by operation of law or otherwise. The Executive’s right to terminate employment pursuant to this subsection shall not be affected by the Executive’s incapacity due to physical or mental illness.

                    (iii)     A “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

         (A)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

         (B)     during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (A), (B) or (C) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors, at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

         (C)     the consummation of a merger or consolidation of the Company with any other corporation, other than (i) merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

         (D)     the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not include (i) the initial public offering of capital stock of the Company and any associated changes to the composition of the Board, and (ii) any changes to the composition of the Board mandated by applicable law, rule or regulation (including by the rules of any self-regulating entity).

                    (iv)     “Beneficial Owner” shall have the meaning given in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

                    (v)     “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used herein; however, a Person shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                    (e)     Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than a termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. A “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

                    (f)     “Date of Termination” shall mean (i) if the Executive’s employment is terminated pursuant to subsection (a) above, the date of his death, (ii) if the Executive’s employment is terminated pursuant to subsection (b) above, thirty days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty-day period), (iii) if the Executive’s employment is terminated pursuant to subsection (c) or (d) above, the date specified in the Notice of Termination that, in the case of a termination for Cause shall be the date such Notice of Termination is given

(or such later date as provided therein), and in the case of a termination for Good Reason shall not be less than twenty (20) nor more than thirty (30) days from the date such Notice of Termination is given, or (iv) if the Executive terminates his employment and fails to provide written notice to the Company of such termination, the date of such termination; provided, however, that if within fifteen (15) days after any Notice of Termination is given or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the foregoing, if the dispute is resolved in favor of the Company, the Date of Termination shall not he deemed to have been extended for purposes of this Agreement. If the Date of Termination is extended by a notice of dispute, the rights and the obligations of the parties upon a final determination shall be governed by the terms of this Agreement, regardless of whether the Agreement otherwise remains in effect on the date of such final determination. Notwithstanding the pendency of any such dispute, the Company will continue to pay to the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans and perquisites in which the Executive was participating when the notice giving rise to the dispute was given and the Executive shall, at the Company’s request, continue to perform his obligations hereunder to the extent practicable, in each case, until the dispute is finally resolved in accordance with this subsection.

     If the Company elects not to have the Executive continue to perform his obligations hereunder during the pendency of such dispute, and the Company prevails in such dispute, then the Executive shall promptly return to the Company any monies (or the value of any benefits) received with respect to service performed by him after the originally stated Date of Termination to which the Executive would not have been otherwise entitled.

     7.     Compensation Upon Termination, Death or During Disability.

                    (a)     The following payments will be made upon the Executive’s termination of employment for any reason: (i) earned but unpaid Base Salary through the Date of Termination; (ii) any annual incentive plan bonus, or other form of incentive compensation, for which the performance measurement period has ended, but which is unpaid at the time of termination; (iii) any accrued but unpaid vacation; (iv) the pro rata portion of the Executive’s bonus owed pursuant to Section 5(b), if any; (v) unreimbursed business expenses owed pursuant to Section 5(c); and (vi) any amounts payable under any of the Company’s Benefit Plans in accordance with the terms of those plans. All amounts under clauses (i), (ii), (iii) and (v) shall be paid in a lump sum within 30 days of the Executive’s Date of Termination; all amounts under clause (iv) shall be paid in a lump sum as provided in Section 5(b).

                    (b)     During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary and other benefits at the rate then in effect for such period (offset by any payments to the Executive received pursuant to Company-paid disability benefit plans maintained by the Company) until his employment is terminated pursuant to Section 6(b) hereof, and upon such termination, the Company shall pay the amounts specified in Section 7(a), and the Company shall, thereafter, have no further obligations to the Executive or to his legal representative or estate or his or its successors and assigns under this Agreement.

                    (c)     If the Executive’s employment is terminated by his death, the Company shall pay to the Executive’s legal representative (A) any death benefits provided under any Benefit Plan in accordance with their terms and (B) the amounts specified in paragraph 7(a) and the Company shall, thereafter, have no further obligations to the Executive or to his legal representative or estate or his or its successors and assigns under this Agreement.

                    (d)     If the Executive’s employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his Base Salary pro rata through the Date of Termination at the rate in effect at the time Notice of Termination is given, the amounts specified in Section 7(a), and the Company shall, thereafter, have no further obligations to the Executive or to his legal representative or estate or his or its successors and assigns under this Agreement.

                    (e)     Subject to Section 8 hereof, if (A) in breach of this Agreement, the Company shall terminate the Executive’s employment (it being understood that a purported termination pursuant to Section 6(b) hereof or Section 6(c) hereof which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement) or (B) the Executive shall terminate his employment for Good Reason, then the Company shall provide the following payments and benefits (collectively, the “Severance Payments”):

         (i)     the Company shall pay the Executive the amounts specified in paragraph 7(a); and

         (ii)     in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive on the Date of Termination, a lump sum amount equal to the product of (x) the number two, multiplied by (y) the sum of:

            (A)     the Executive’s Base Salary in effect as of the date Notice of Termination is given and

            (B)     the greatest of (i) the Executive’s guaranteed annual bonus (if any) with respect to the fiscal year in which the Date of Termination occurs, (ii) the Target annual bonus that may become payable to the Executive with respect to the fiscal year in which the Date of Termination occurs, (iii) the bonus payments made to the Executive with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, and (iv) the average of the bonus payments made to the Executive with respect to the three fiscal years imme-

diately prior to the fiscal year in which the Date of Termination occurs (or such shorter period as the Executive has been employed by the Company); and

         (iii)     the Company shall at its own cost continue the participation of the Executive for a period of three years, in all medical, life and other “employee welfare benefit plans” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (including, without limitation, the supplemental life insurance program in place at the time of execution of this Agreement) in which the Executive was entitled to participate immediately prior to the Date of Termination so long as the Executive’s continued participation is permitted under the terms and provisions of such plans and programs as in effect on the date of such Termination. In the event that the Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those that the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred; and

         (iv)     the Company shall, at its own cost, continue to provide the Executive for a period of three years with the perquisites and reimbursements the Company gave or provided to the Executive, pursuant to Section 5(d) of this Agreement, immediately prior to the Date of Termination; and

         (v)     the Company shall pay to the Executive (upon presentation of appropriate invoices and other documentation) an amount equal to the amount of all legal fees and expenses incurred by the Executive in contesting, arbitrating or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement; provided that, such claim has been brought in good faith by the Executive and if the Executive shall not be successful, the Executive shall return 50% of the legal fees and expenses previously reimbursed to the Executive by the Company; and

         (vi)     if the Company shall fulfill its obligations to the Executive pursuant to this Section 7(e) then the Company shall, thereafter, have no further obligations to the Executive or to his legal representative or estate or his or its successors and assigns under this Agreement.

                    (f)     The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

                    (g)     The obligations of the Company to make payments and provide benefits under this Section 7 shall survive the termination of this Agreement.

     8.     Additional Payments for Adherence to Restrictive Covenants Following Termination. In addition to the compensation, payments and benefits payable and provided under Section 7, upon any termination of the Executive’s employment entitling him to benefits under Section 7(e), in exchange for the Executive’s adherence to the restrictive covenants provided in Sec-

tion 10, the Company shall pay to the Executive on the Date of Termination, a lump sum amount equal to the sum of: (a) the Executive’s Base Salary in effect as of the date Notice of Termination is given and (b) the greatest of (i) the Executive’s guaranteed annual bonus (if any) with respect to the fiscal year in which the Date of Termination occurs, (ii) the Target annual bonus that may become payable to the Executive with respect to the fiscal year in which the Date of Termination occurs, (iii) the bonus payments made to the Executive with respect to the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs, and (iv) the average of the bonus payments made to the Executive with respect to the three fiscal years immediately prior to the fiscal year in which the Date of Termination occurs (or such shorter period as the Executive has been employed by the Company).

                    The Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 8 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise. The Company’s obligations to make payments under this Section 8 shall survive the termination of this Agreement.

     9.     Treatment of Parachute Payments.

                    (a)     Notwithstanding any other provisions of this Agreement, and except as set forth below, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called “Total Payments”) is determined to be an “excess parachute payment” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or substitute provision of the Code, with the effect that Executive is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the cash payments provided in Section 7(e)(ii) of this Agreement shall first be reduced, and the noncash payments and benefits shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax; provided, however, that Executive may elect (at any time prior to the payment of any Total Payment under this Agreement) to have the noncash payments and benefits reduced (or eliminated) prior to any reduction of the cash payments under this Agreement. Notwithstanding the foregoing, payments or benefits under this Agreement will not be reduced unless: (i) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than (ii) the difference of (A) the net amount of such Total Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments), minus (B) the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments.

                    (b)     All determinations required to be made under this Section 9, and the assumptions to be utilized in arriving at such determination, shall be made by the certified public accounting firm used for auditing purposes by the Company immediately prior to the Date of Termination or, if the parties determine that the certified public accounting firm used for auditing purposes by the Company immediately prior to the Date of Termination cannot make such determination because of legal restrictions, the parties shall agree on a different certified public accounting firm (such certified public accounting firm is hereinafter referred to as the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive not later than 5 days prior to the Date of Termination. The Company shall pay all fees and expenses of the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, except as provided in paragraph (c) below.

                    (c)     As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (the “IRS”) or other agency will claim that an Excise Tax, or a greater Excise Tax, is due. If the Executive is required to make a payment of any such Excise Tax, the Company will promptly pay the Executive an additional amount equal to the amount, or greater amount, of Excise Tax the Executive is required to pay (plus a gross up payment for any income taxes, interest, penalties or additional Excise Tax payable by Executive with respect to such Excise Tax or additional payment), as determined by the Accounting Firm. The Executive will notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment by the Company of the additional payments under this paragraph. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. The Company shall pay all fees and expenses of the Executive relating to a claim by the IRS or other agency.

     10.     Restrictive Covenants.

                    (a)     Covenant Not to Compete. The Executive acknowledges that, as a key management employee, the Executive will be involved, on a high level, in the development, implementation and management of the Company’s strategies and plans, including those that involve the Company’s finances, research, marketing, planning, operations, industrial relations and acquisitions, and that he will have access to Confidential Information, as defined in Section 11. By virtue of the Executive’s unique and sensitive position and special background, employment of the Executive by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Executive’s talent and knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, the Executive covenants and agrees that at all times during the Executive’s employment by the Company and, if the Executive’s employment is terminated (i) by the Company in breach of this Agreement, (ii) pursuant to an event constituting Good Reason or (iii) under any other circumstances, then, for a period of two years in the case of clauses (i) and (ii) of this sentence, and for a period of one year in the case of clause (iii) of this sentence after the Date of Termination (such period, together with the period of the Executive’s employment by the Company, the “Non-Compete Period”), the Executive will not engage or be engaged, in any capacity, directly or indirectly, including but not limited to, as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity anywhere in North America that is engaged in direct competition with any business of the Company on the Date of Termination that had revenues of ten percent (10%) or more of the Company’s consolidated revenues for the four most recently completed fiscal quarters (a business meeting this requirement shall be referred to as a “Competitor”).

                    If any court of competent jurisdiction determines that the covenant not to compete contained in this Section 10, or any part hereof, is unenforceable, such court shall have the power to reduce the duration or scope of such provision, or make any other changes, provided that such changes are as close to the terms hereof as possible and, in its reduced form, such provision shall then be enforceable.

                    (b)     Non-Solicitation of Employees. The Executive agrees that, during the Non-Compete Period, he shall not, without the prior written consent of the Company, solicit any current employee of the Company or any of its subsidiaries, or any individual who becomes an employee at or before the Date of Termination, to leave such employment and join or become affiliated with any business that is, during the Non-Compete Period, a Competitor.

                    (c)     Non-Disparagement. The Executive agrees that, during the Non-Compete Period, he shall not make any statements, in writing or otherwise, that disparage the reputation or character of the Company or any of its affiliates, subsidiaries or divisions or any of their respective directors, officers, employees or shareholders at any time for any reason whatsoever, except that nothing in this Section 10(c) shall prevent the Executive from giving truthful testimony in any litigation or any administrative or arbitration proceeding either between the Executive and the Company or in connection with which the Executive is required by law to give testimony. The Company agrees that, during the Non-Compete Period, it shall not make any statements, in writing or otherwise, that disparage the reputation or character of the Executive at any time for any reason whatsoever, except that nothing in this Section 10(c) shall prevent representatives of the Company from giving truthful testimony in any litigation or any administrative or arbitration proceeding either between the Company and the Executive or in connection with which any representative of the Company is required by law to give testimony.

                    (d)     Survival of Non-Compete, Non-Solicitation and Non-Disparagement Terms. The provisions set forth in this Section 10 shall survive termination of this Agreement.

     11.     Confidentiality. The Executive recognizes that he will have access to confidential information, trade secrets, proprietary methods and other data that are the property of and integral to the operations and success of Company and otherwise affecting or relating to the Company (“Confidential Information”) and therefore agrees to be bound by the provisions of this Section 11, which both the Company and the Executive agree and acknowledge to be reasonable and to be necessary to the Company. “Confidential Information” shall include, but not be limited to, information regarding customers, customer lists, costs, prices, earnings, products, services, machines, equipment, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements. In recognition of this fact, the Executive agrees that the Executive will not disclose any Confidential Information (except (i) information that becomes publicly available without violation of this

Agreement, (ii) information that the Executive did not know and should not have known was disclosed to the Executive in violation of any other person’s confidentiality obligation and (iii) disclosure required in connection with any legal process (after giving the Company the reasonable advance opportunity to dispute such requirement)) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Executive make use of any such information for the benefit of any person, firm, corporation or other entity except the Company. The Executive’s obligation to keep all of such information confidential shall be in effect during and for a period of two years after the Date of Termination; provided, however, that the Executive will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

     12.     Binding Agreement; Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate. This Agreement shall be binding upon, and inure to the benefit of, any successors or assigns of the Company. This Agreement is not intended to confer upon any person other than the parties hereto (and the Executive’s Spouse and dependents) any rights or remedies, except as specifically provided in this Section 12. The Company will, by agreement in form and substance reasonably satisfactory to the Executive, require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the successor to become liable for the performance of this Agreement by assumption or by operation of law or otherwise shall constitute “Good Reason” under Section 6(d). As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to all or substantially all of its business and/or assets that assumes and agrees to perform this Agreement by operation of law or otherwise.

     13.     Notice. Notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

     If to the Executive:

James D. Cirar
4855 Cider Hill Drive
Rochester, Michigan 48306

     With a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attn: Robert F. Wall, Esq.

     If to the Company:

Transportation Technologies Industries, Inc.
980 North Michigan Avenue
Suite 1000
Chicago, Illinois 60611
Attn: Secretary

     With a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Attn: Roger Meltzer, Esq.

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     14.     Indemnification. Following the Executive’s Date of Termination, the Company will: (i) indemnify and hold harmless the Executive for all costs, liability and expenses (including reasonable attorneys’ fees) for all acts and omissions of the Executive that relate to the Executive’s employment with the Company, to the maximum extent permitted by law; and (ii) continue the Executive’s coverage under the directors’ and officers’ liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current or former senior executive officers and directors of the Company.

     15.     General Provisions. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

     16.     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     18.     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     19.     Irreparable Harm. The Executive acknowledges that: (i) the Executive’s compliance with this Agreement is necessary to preserve and protect the proprietary rights, Confidential Information and the goodwill of the Company and its subsidiaries as going concerns; (ii) any failure by the Executive to comply with the provisions of this Agreement will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (iii) in the event that the Executive should fail to comply with the terms and conditions of this Agreement, the Company shall be entitled, in addition to such other relief as may be proper, to all types of equitable relief (including, but not limited to, the issuance of an injunction and/or temporary restraining order) as may be necessary to cause the Executive to comply with this Agreement, to restore to the Company its property, and to make the Company whole.

     20.     Consent to Jurisdiction and Forum; Legal Fees and Costs. The Company and the Executive hereby expressly and irrevocably agree that any action, whether at law or in equity, arising out of or based upon this Agreement or the Executive’s employment by the Company shall only be brought in a federal or state court located in Chicago, Illinois. The Executive hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of such court. The Company shall be responsible for its own legal fees and expenses incurred in connection with the preparation and negotiation of this Agreement and for the reasonable legal fees and expenses incurred by the Executive incurred in connection with the preparation and negotiation of this Agreement. Except as provided in Section 7(e)(v), in connection with any dispute arising out of or based upon this Agreement or the Executive’s employment by the Company, each party shall be responsible for its or his own legal fees and expenses and all court costs shall be shared equally by the Company and the Executive unless the court apportions such legal fees or court costs in a different manner.

     21.     Withholding. All payments made to the Executive pursuant to this Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to the Executive for purposes of amounts due to the Executive under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

/s/ James D. Cirar James D. Cirar	Transportation Technologies Industries, Inc. By:
/s/ Andrew M. Weller
Name: Andrew M. Weller Title: President

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